HERSHA HOSPITALITY TRUST
        1,833,334 Priority Class A Common Shares of Beneficial Interest

                           SELECTED DEALER AGREEMENT


                              December ____, 1998



Dear Sirs:


      We expect to purchase 1,833,334 Priority Class A common shares ("Common Shares") of beneficial interest of Hersha Hospitality Trust (the "Company"). We also expect to be granted the option to purchase up to 275,000 Common Shares to cover over-allotments, if any (the 1,833,334 shares and 275,000 shares are collectively referred to as the "Shares"). The Shares and the terms under which they are to be offered for sale are more particularly described in the Company's Preliminary Prospectus for the Shares dated December ____, 1998 (including any subsequent Preliminary Prospectus and the final Prospectus, the "Prospectus").

      1. The Shares are to be offered to the public by us in accordance with the terms of the offering (the "Offering") set forth in the Prospectus. We have advised you of the price per share of the Shares (the "Public Offering Price").

      2. As the underwriter, we are offering to certain dealers ("Selected Dealers"), subject to prior sale and the terms and conditions hereof, a portion of the Shares at the Public Offering Price less a concession of four percent (4%) of the Public Offering Price. The Selected Dealers will be dealers that are actually engaged in the investment banking or securities business and that are either (i) members in good standing of the National Association of Securities Dealers, Inc. (the "NASD") that are registered with the NASD and maintain net capital pursuant to Rule 15c3-1 promulgated under the Securities Exchange Act of 1934 (the "1934 Act") of not less than $250,000 or (ii) dealers with their principal place of business located outside the United States, its territories and its possessions and not registered as brokers or dealers under the 1934 Act, who have agreed not to make any sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein. The Selected Dealers have agreed to comply with the provisions of section 24 of
Article III of the Rules of Fair Practice of the NASD, and, if any such dealer is a foreign dealer and not a member of the NASD, such Selected Dealer also has agreed to comply with the NASD's interpretation with respect to free-riding and withholding, to comply, as though it were a member of the NASD, with the provision of section 8 and 36 of Article III of such Rules of Fair Practice, and to comply with section 25 of Article III thereof as that section applies to nonmember foreign dealers.

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      3. If you desire to purchase any of the Shares, your application should reach us promptly by telephone, telegraph or telecopy at our office at Anderson & Strudwick, Incorporated, 707 E. Main Street, 20th Floor, Richmond, Virginia 23219. We reserve the right to reject subscriptions in whole or in part, to make allotments and to close the subscription books at any time without notice. The Shares allocated to you will be confirmed, subject to the terms and conditions of this Agreement.

      4. No expense shall be charged to you. A single transfer tax, if payable, upon the sale of the Shares to you will be paid when such Shares are delivered. However, you shall pay any transfer tax on sales of Shares by you and you shall pay your proportionate share of any transfer tax (other than the single transfer tax described above) in the event that any such tax shall from time to time be assessed against you and other Selected Dealers as a group or otherwise.

      5. Neither you nor any other person is or has been authorized to give any information or to make any representation in connection with the sale of the Shares other than as contained in the final Prospectus.

      6. On becoming a Selected Dealer, and in offering and selling the Shares, you agree to comply with all the applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), and the 1934 Act. You confirm that you are familiar with (i) Rule 15c2-8 under the 1934 Act relating to the distribution of preliminary and final prospectuses for securities of an issuer (whether or not the issuer is subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act), (ii) Rule 15c6-1 under the 1934 Act, and (iii) the NASD's interpretation with respect to free-riding and withholding, and confirm that you have complied with and will comply with said rules and interpretations. You confirm also that you are familiar with Release No. 4968 of the Securities and Exchange Commission under the 1933 Act and that you have complied and will comply with the requirements therein relating to the distribution of copies of the Preliminary Prospectus relating to the Shares. You confirm that you are registered with the NASD and maintain net capital pursuant to Rule 15c3-1 promulgated under the 1934 Act of not less than $250,000.

      7. We hereby confirm that we will make available to you such number of copies of the Prospectus (as amended or supplemented) as you may reasonably request for the purposes contemplated by the 1933 Act or the 1934 Act, or the rules and regulations thereunder.

      8. Upon request, you will be informed as to the states and other jurisdictions in which, and limitations, if any, pursuant to which, we have been advised that the Shares are qualified for sale under the respective securities or blue sky laws of such states and other


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jurisdictions, but we do not assume any obligation or responsibility as to the right of any Selected Dealer to sell the Shares in any state or other jurisdiction or as to the eligibility of the Shares for sale therein or to any particular prospective purchaser herein. You agree that you will not sell the Shares in any state or jurisdiction or to any purchaser in which or to whom the Shares are not eligible to be sold.

      9. You agree that you will not, at any time prior to the completion by us of distribution of the Shares acquired by you pursuant to this Agreement, bid for, purchase, sell or attempt to induce others to purchase or sell, directly or indirectly, any securities of the Company other than (i) as provided for in this Agreement, or (ii) purchases or sales of any such securities as broker on unsolicited orders for the account of others.

      10. No Selected Dealer is authorized to act as our agent or agent of the Company or otherwise to act on our behalf or on behalf of the Company in offering or selling the Shares to the public or otherwise to furnish any information or make any representation except as contained in the Prospectus.

      11. Nothing will constitute the Selected Dealers an association or other separate entity or partners with us, or with each other, but you will be responsible for your share of any liability or expense based on any claim to the contrary. We shall not be under any liability for or in respect of value, validity or form of the Shares, of the delivery of the certificates for the Shares, or the performance by anyone of any agreement on its part, or the qualification of the Shares for sale under the laws of any jurisdiction, or for or in respect to any other matter relating to this Agreement, except for the lack of good faith and for obligations expressly assumed by us in this Agreement and no obligation on our part shall be implied herefrom. The foregoing provisions shall not be deemed a waiver of any liability imposed under the 1933 Act.

      12. We will notify you of the exact date or dates (each, a "Closing Date") on which the sale of the Shares (each, a "Closing") will occur. Payment for Shares purchased through you hereunder shall be made through Depository Trust Company at the Public Offering Price (less the commission described above) by wire transfer of IMMEDIATELY AVAILABLE FED FUNDS no later than 11:00 a.m. on the Closing Date in accordance with the following instructions:____________________
__________________________________________________________.

      13. Notices to us should be addressed to Mr. L. McCarthy Downs, III, Senior Vice President, Anderson & Strudwick, Incorporated, 707 E. Main Street, 20th Floor, Richmond, Virginia 23219. Notices to you shall be deemed to have been duly given if telegraphed or mailed to you at the address to which this letter is addressed.


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      14. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the choice of law or conflicts of law principles thereof.

      15. This Agreement shall terminate at the close of business on the 45th day after the effective date of the registration statement relating to the Prospectus. We may terminate this Agreement at any time prior thereto by notice to you. In the event that prior to the termination of this Agreement we purchase in the open market or otherwise any Shares delivered to you, you agree to repay to us the amount of the above concession to Selected Dealers plus brokerage commissions and any transfer taxes paid in connection with such purchase. At any time prior to the termination of this Agreement, you will, upon our request, report to us the number of Shares purchased by you under this Agreement which then remains unsold and will, upon our request, sell to us such Shares that we may designate, at the Public Offering Price less an amount to be determined by us not in excess of the concession allowed you.

      16. If you desire to purchase any Shares, please confirm your application by signing and returning to us your confirmation on the duplicate copy of this letter enclosed herewith, even though you may have previously advised us thereof, by telephone, telegraph or telecopy.

                              Very truly yours,

                              ANDERSON & STRUDWICK, INCORPORATED



                              By:_______________________________
                                 L. McCarthy Downs, III
                                 Senior Vice President


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                              December ___, 1998


Anderson & Strudwick, Incorporated
1108 E. Main Street
Richmond, VA 23219

Attention:  Mr. L. McCarthy Downs, III

      We hereby request an allocation of ________ Priority Class A common shares of beneficial interest (the "Shares") of Hersha Hospitality Trust for purchase by us in accordance with the terms and conditions stated in the foregoing letter. We hereby acknowledge receipt of the Prospectus referred to in the first paragraph thereof relating to said Shares. We further state that we have relied upon said Prospectus and upon no other statement whatsoever, whether written or oral. We confirm that we are a dealer actually engaged in the investment banking or securities business and that we are either (i) a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD") that is registered with the NASD and maintain net capital pursuant to Rule 15c3-1 promulgated under the Securities Exchange Act of 1934 (the "1934 Act") of not less than $250,000 or (ii) a dealer with its principal place of business located outside the United States, its territories and its possessions and not registered as a broker or dealer under the Securities Exchange Act of 1934, as amended, who hereby agrees not to make any sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein. We hereby agree to comply with the provisions of Section 24 of Article III of the Rules of Fair Practice of the NASD, and if we are a foreign dealer and not a member of the NASD, we also agree to comply with the NASD's interpretation with respect to free-riding and withholding, to comply, as though we were a member of the NASD, and with the provisions of Section 8 and 36 of Article III of such Rules of Fair Practice, and to comply with Section 25 of
Article III thereof as that Section applies to non-member foreign dealers. We also hereby confirm that we have complied with and will comply with Rules 15c2-8 and 15c6-1 promulgated under the 1934 Act.


                                    __________________________________________
                                    (Name of Firm)


                                    By:_______________________________________
                                         (Title)

                                    Address:  ________________________________

                                              ________________________________

                                              ________________________________


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